Exhibit 1

                         INDEX TO FINANCIAL STATEMENTS

Report of Indenpendent Auditors'.............................................F-1

Consolidated Balance Sheets..................................................F-2

Consolidated Statements of Operations........................................F-3

Consolidated Statement of Stockholders' Deficit..............................F-4

Consolidated Statements of Cash Flows........................................F-5

Notes to the Consolidated Financial Statements.............................F-6



                         Report of Independent Auditors'


To The Board of Directors and Stockholders of Asia Properties, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Asia Properties, Inc. (A Development Stage Company) as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from April 6, 1998 (Date of Inception) to December 31, 2001 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asia Properties, Inc. (A Development Stage Company), as of December 31, 2001, and the related statements of operations, stockholders' deficit and cash flows for the period from April 6, 1998 (Date of Inception) to December 31, 2001 and the year ended December 31, 2001, in conformity with generally accepted accounting principles used in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations since inception, no source of revenues and insufficient working capital available to meet obligations over the next twelve months. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

The comparative figures as at December 31, 2000 and 1999 and for the years then ended were audited by another firm of Certified Public Accountants who expressed an opinion without reservation on those statements in their report dated March 16, 2001.


/s/ Manning Elliott
----------------------
    Manning Elliott
Chartered Accountants

Vancouver, Canada
March 20, 2002



(The accompanying notes are an integral part of these consolidated financial statements)

Asia Properties, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

                                                                                             (Restated - See
                                                                                                 Note 8)
                                                                            December 31,       December 31,
                                                                               2001               2000
                                                                               $                 $
                                      Assets

Current Assets

Cash                                                                            416                 85
Accounts receivable                                                               -              7,232
------------------------------------------------------------------------------------------------------
Total Current Assets                                                            416              7,317

Property, Plant and Equipment (Note 3)                                       11,687             16,272

Deferred Assets                                                                   -              1,594
------------------------------------------------------------------------------------------------------
Total Assets                                                                 12,103             25,183
------------------------------------------------------------------------------------------------------

                       Liabilities and Stockholders' Deficit

Current Liabilities

Accounts payable                                                            174,673             11,229
Accrued liabilities                                                           5,000                  -
Due to related parties (Note 5)                                              42,337                  -
------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                   222,010             11,229
------------------------------------------------------------------------------------------------------


Stockholders' Deficit

Common Stock, $0.001 par value 50,000,000 shares authorized; 6,580,782 and
6,492,872 shares issued and outstanding, respectively                         6,581              6,493

Additional Paid-in Capital                                                1,392,903          1,335,731

Donated Capital (Note 5)                                                     60,000                  -

Deficit Accumulated During the Development Stage                         (1,669,391)        (1,328,270)
------------------------------------------------------------------------------------------------------
Total Stockholders' Deficit                                                (209,907)           (13,954)
------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit                                  12,103             25,183
------------------------------------------------------------------------------------------------------


Contingent Liability (Note 1)


(The accompanying notes are an integral part of these consolidated financial statements)

Asia Properties, Inc.
(A Development Stage Company)
Consolidated Statements of Operations


                                                                               For the Year Ended December 31,
                                                     Accumulated from  ----------------------------------------------
                                                      April 6, 1998                         (Restated -
                                                   (Date of Inception)                      See Note 8)
                                                  to December 31, 2001         2001            2000           1999
                                                          $                   $               $               $
Revenue                                                              -               -               -              -
--------------------------------------------- ------------------------ --------------- --------------- --------------


General and Administration Expenses                          1,669,391         341,121         479,683        660,954
--------------------------------------------- ------------------------ --------------- --------------- --------------

Net Loss For The Period                                    (1,669,391)       (341,121)       (479,683)      (660,954)
--------------------------------------------- ------------------------ --------------- --------------- --------------


Net Loss Per Share                                                              (0.05)          (0.07)         (0.11)
--------------------------------------------- ------------------------ --------------- --------------- --------------


Weighted Average Shares Outstanding                                          6,547,000       6,493,000      5,886,000
--------------------------------------------- ------------------------ --------------- --------------- --------------


(Diluted loss per share has not been presented as the result is anti-dilutive)


(The accompanying notes are an integral part of these consolidated financial statements)

Asia Properties, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Deficit

                                                                                                                         Deficit
                                                                                                                       Accumulated
                                                                                        Additional                      During the
                                                                Common Stock               Paid-in                      Development
                                                            Shares          Amount         Capital        Total            Stage
                                                            #               $              $             $                $
Balance - December 31, 1998                                 5,850,600          5,851       635,749        641,600          (187,633)

Shares issued for services (Note 6(a))                         70,834             71       234,476        234,547                  -

Net loss for the year                                               -              -             -              -          (660,954)
------------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999                                 5,921,434          5,922       870,225        876,147          (848,587)

Shares issued for:

Services (Note 6, Restated - See Note 8)                      438,100            438       332,291        332,729                  -
Settlement of debt (Note 6(b))                                133,248            133       133,215        133,348                  -

Net loss for the year (Restated - See Note 8)                       -              -             -              -          (479,683)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                                 6,492,782          6,493     1,335,731      1,342,224        (1,328,270)

Shares cancelled and returned to treasury  (Note
6(b))                                                        (30,000)           (30)            30              -                  -

Shares issued for:

Services (Note 6(d))                                           60,000             60        35,940         36,000                  -
Settlement of debt (Note 6(d))                                 58,000             58        21,202         21,260                  -

Net loss for the year                                               -              -             -              -          (340,121)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                                 6,580,782          6,581     1,392,903      1,399,484        (1,669,391)
------------------------------------------------------------------------------------------------------------------------------------

(The accompanying notes are an integral part of these consolidated financial statements)

Asia Properties, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows

                                                                                For the Year Ended December 31,
                                                        Accumulated from  ------------ ---------------- ---------
                                                         April 6, 1998                     (Restated -
                                                      (Date of Inception)                  See Note 8)
                                                     to December 31, 2001       2001          2000          1999
                                                               $                  $             $            $
Cash Flows to Operating Activities

Net loss for the period                                       (1,669,391)    (341,121)        (479,683) (660,954)

Adjustments to reconcile net loss to cash
Amortization                                                        8,550        4,584            1,382     2,430
Write-down of investment to net realizable value                   27,000            -           27,000         -
Donated consulting services                                        60,000       60,000                -         -
Deferred assets amortized                                          12,507        1,594           10,913         -
Services paid for by issuing shares                               603,476       36,000          332,729   234,547

Change in non-cash working capital items
(Increase) decrease in receivables                                      -        7,232              276   (1,731)
Increase in accounts payable and accruals                         334,282      189,705           74,572    50,624
Increase (decrease) in other payable and charges                        -            -          (1,083)     1,083
------------------------------------------------ ------------------------ ------------ ---------------- ---------
Net Cash Used in Operating Activities                           (623,576)     (42,006)         (33,894)  (374,001)
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Cash Flows to Investing Activities
Increase in other deferred assets                                (12,507)            -                -  (12,507)
Purchase of property, plant and machinery                        (20,238)            -                -   (3,425)
Purchase of investment                                           (27,000)            -                -         -
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Net Cash Used in Investing Activities                            (59,745)            -                -  (15,932)
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Cash Flows from Financing Activities
Issuance of stock                                                 641,400            -                -         -
Advances from related parties                                      42,337       42,337                -         -
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Net Cash Provided by Financing Activities                         683,737       42,337                -         -
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Increase (Decrease) in Cash and Cash Equivalents                      416          331         (33,894)  (389,933)

Cash and Cash Equivalents - Beginning of Period                         -           85           33,979   423,912
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Cash and Cash Equivalents - End of Period                             416          416               85    33,979
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Non-Cash Financing Activities

Shares issued for services rendered                               603,476       36,000          332,729   234,547
Shares issued to settle debt                                      154,608       21,260          133,348         -
------------------------------------------------ ------------------------ ------------ ---------------- ---------

                                                                  758,084       57,260          466,077   234,547
------------------------------------------------ ------------------------ ------------ ---------------- ---------

Supplemental disclosures:
Interest paid with cash                                                 -            -              -           -
Income tax paid with cash                                               -            -              -           -



(The accompanying notes are an integral part of these consolidated financial statements)

Asia Properties, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements



1.   Nature of Operations and Continuance of Operations

     Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company was formed to seek opportunities to invest in real estate projects in Asia. The Company has a 83% owned subsidiary, Asia Properties, International (Thailand) Ltd., which was registered in Thailand on August 2, 1999, to conduct the Company's real estate operations in Thailand. A Representative Office was also established in Bangkok, Thailand on November 17, 1998 to carry out research on the real estate market in Asia. The Representative Office was closed, with assets transferred to the office of Asia Properties, International (Thailand) Ltd., in August 2000.

     The Company signed a Share Purchase and Sales Agreement on February 4, 2000 and intended to acquire Northbridge Communities Limited (NCL), a Thailand company, which owns certain real estate properties in Thailand and Cambodia. The rights to establish Bangkok Real Estate Funds (see Note 4) expired in August 2000. The Company wrote off the value of the Bangkok Real Estate Funds as of December 31, 2000.

     Planned principal activities have not yet begun and revenues have not been realized. The Company will continue to be in the development stage until the Company begins its principal business activities and significant revenues begin. In a development stage company, management devotes most of its activities in developing a market for its business. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or operate at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

     [Management plans to stay viable over the next twelve months.]


2.   Significant Accounting Policies

     (a) Year End

          The Company's fiscal year end is December 31.

     (b)  Consolidated Financial Statements

          These consolidated financial statements include the accounts of the Company, and its 83% owned Thailand subsidiary, Asia Properties, International (Thailand) Ltd., and a Representative Office (See Note
          1).

     (c)  Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
                                      F-6

     (d)  Property, Plant and Equipment

          Office equipment is recorded at cost. Depreciation is computed on a straight line basis over their estimated useful lives, ranging from three to seven years.

     (e)  Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.


2.   Summary of Significant Accounting Policies (continued)

     (f)  Foreign Currency Translation

          Revenue, expenses and non-monetary balance sheet items in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is charged to operations.

     (g)  Basic and Diluted Net Income (Loss) per Share

          The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic an diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

     (h)Accounting for Stock-Based Compensation

          SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion
          (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees under APB No. 25 and make the required pro forma disclosures for compensation expense. Stock based compensation for non-employees are accounted for using SFAS No. 123.

     (i)Income Taxes

          Income taxes are provided for using the liability method of accounting in accordance with Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

          There is no provision for income taxes due to net loss as incurred and no state income tax in Nevada, the state of the Company's domicile. The Company's total deferred tax asset as of December 31, 2001 and 2000, is as follows:

                                              2001          2000
                                               $             $

Net operating loss                           (258,000)     (202,000)
Valuation allowance                           258,000       202,000
                                         ------------- -------------
Net deferred tax asset                              -             -
                                         ------------- -------------

         The Company has incurred net operating losses as follows:

   Year of Loss                   Amount        Year of
                              $               Expiration

       1998                     188,000          2017
       1999                     661,000          2018
       2000                     202,000          2019
       2001                     258,000          2020




3.   Property, Plant and Equipment

                                                             2001        2000
                                            Accumulated    Net Book    Net Book
                                 Cost      Amortization     Value        Value
                                 $            $             $            $
      Office equipment           20,238           8,551      11,687       16,272
      ---------------------- ---------- --------------- ----------- ------------



4.   Investment

     In 1998, the Company took assignment of the right to establish the Bangkok Real Estate Fund ("BREF") with its common shares and US$27,000 expenses. The BREF was approved by the Securities and Exchange Commission of Thailand

     (Thai SEC) in July of 1998 but expired in July of 1999 due to inability to meet the funding requirement. The Company applied for and received another approval to establish a new fund ("BREF2"), with rights and requirements similar to those of BREF. The BREF2 was approved in July of 1999 but expired in July of 2000 due to lack of required funding.


5.   Related Party Transactions

     The amounts owing to the directors are unsecured non-interest bearing and due on demand.

     The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in shareholders deficit.


6.   Capital Stock

     (a) During fiscal 1999 the Company issued 70,834 common shares, having a value of $234,547, to various consultants and employees as stock based compensation. This amount was charged to operations in fiscal 1999.

     (b) During fiscal 2000 the Company issued 438,100 common shares for having a total value of $332,729 to various consultants and employees as stock based compensation. This amount was charged to operations during fiscal 2000. Of these shares issued the Company caused 30,000 common shares to be cancelled at no cost to the Company and returned to treasury during fiscal 2001. See Note 8 for a restatement.

     (c) During fiscal 2000 the Company issued 133,248 common shares having a value of $133,348 to settle debt.

     (d) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.


7.   Stock Options

     The weighted average number of shares under option and option price for the year ended December 31, 2001 are as follows:

                                                                                Weighted
                                                                                Average
                                                  Shares      Weighted         Remaining
                                                   Under      Average           Life of
                                                  Option      Option            Options
                                                 #             Price $          (Months)
          Beginning of period                           -              -
          Granted                                  40,000           1.56
          Exercised                                     -              -
          Cancelled                                     -              -
          Lapsed                                        -              -
                                         ----------------
          End of period                            40,000           1.56            25
                                         ----------------    -----------         -----

     The options were granted for services provided or to be provided to the Company. Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

     The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model: risk free interest rate was 5.0%, expected volatility of 100%, an expected option life of three years and no expected dividends.

     If compensation expense had been determined pursuant to SFAS 123, the Company's net loss and net loss per share for the year ended December 31, 2001 would have been as follows:

                                                    $
Net loss
         As reported                               (341,121)
         Pro forma                                 (353,343)
Basic net loss per share
         As reported                                  (0.05)
         Pro forma                                    (0.05)



8.   Restatement

     The Company restated its financial statements for the year ended December 31, 2000. The nature of the restatement and the effect on net income and earnings per share are as follows:


                                                                                              $

     Net loss for the year as previously reported                                             201,683

     Correction effecting net income:

       278,000 common shares having a value of $1.00 per share were
       originally recorded at an incorrect value of $.001 per share                           278,000
     -------------------------------------------------------------------------------------------------

     Net loss for the year as restated                                                        479,683
     -------------------------------------------------------------------------------------------------
                                                                                              $

     Loss per share as previously reported                                                      (.03)

     Loss per share on restatement                                                              (.04)
     -------------------------------------------------------------------------------------------------

     Loss per share as restated                                                                 (.07)
     -------------------------------------------------------------------------------------------------
